Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Park City Group, Inc. for the year ended June 30, 2022 of our report dated September 28, 2022 included in its Registration Statement on Form S-8 (No. 333-255189) relating to the financial statements for the year ended June 30, 2022 listed in the accompanying index.

Haynie & Company

Salt Lake City, Utah

September 28, 2022